Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 26, 2025 relating to the financial statements of Alvotech and the effectiveness of Alvotech's internal control over financial reporting, appearing in the Annual Report on Form 20-F of Alvotech for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte ehf.

Kópavogur, Iceland

July 28, 2025